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                         [KPMG LETTERHEAD]

Securities and Exchange Commission                May 29, 1997
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for A I M Management Group Inc. and under the date of March 14, 1997, we reported on the consolidated financial statements of A I M Management Group Inc. as of and for the years ended December 31, 1996 and 1995. On May 27, 1997, our appointment as principal accountants was terminated. We have read statements included under Item 4 of its Form 8-K dated May 27, 1997, and we agree with such statements.

                                   Very truly yours,



                                   /s/ KPMG PEAT MARWICK LLP